EXHIBIT 99.1


PRESS RELEASE                                  Source: Advanced Biotherapy, Inc.

ADVANCED BIOTHERAPY INC. LAUNCHES PROGRAM TO STUDY ANTIBODY THERAPY IN TREATING ORGAN TRANSPLANT REJECTION Wednesday July 30, 8:43 pm ET

ANNOUNCES JOINT CLINICAL INVESTIGATION AGREEMENT WITH RUSSIA'S LEADING TRANSPLANT CENTER

LOS ANGELES--(BUSINESS WIRE)--July 30, 2003-- Advanced Biotherapy Inc. (OTCBB:ADVB - News) -- a developer of new antibody therapies for treating severe and widespread autoimmune diseases -- today announced that it has entered into an agreement to conduct joint clinical investigations with the Russian Federation Ministry of Health/State Institute of Transplantation and Artificial Organs. Under the agreement, the Institute will conduct human studies on select organ transplant patients using Advanced Biotherapy's investigational antibody therapies. The objective of the joint investigation is to evaluate the Company's antibody therapies in preventing or halting organ transplant rejection.

Advanced Biotherapy's antibody therapies are based on a pioneering theory first published nearly three decades ago in the journal Nature by Simon Skurkovich, M.D., Ph.D., D.Sc. -- the Company's director of research and development. Since it was first proposed, the concept of neutralizing the body's overproduction of certain immunomodulator substances to treat autoimmune diseases has achieved wide support in the international scientific community and has achieved commercial viability.

Autoimmune diseases are the result of an inappropriate immune response in which the body's immune system attacks healthy cells and organs. Certain chemicals called cytokines are hyperproduced, which brings about the autoimmune condition. One of Advanced Biotherapy's antibody therapies is designed to remove or neutralize these excessive cytokines known as gamma interferon and tumor necrosis factor-alpha, induced by gamma interferon.

Removal of these agents is associated with therapeutic effects, and could possibly be a universal treatment for certain types of autoimmune diseases. Advanced Biotherapy has already achieved encouraging results in clinical trials in rheumatoid arthritis, multiple sclerosis, various autoimmune skin diseases (psoriasis, alopecia areata, vitiligo, pemphigus, epidermolysis bullosa), and others.

"As a result of our strong patent position and the very promising investigational clinical study results we have already achieved in a number of autoimmune conditions at various well-respected research institutes in Moscow, Russia, as more specifically reported by the Company in its recent Securities and Exchange reports, we have accepted an invitation from Russia's leading transplant institute to conduct human studies," says Ed Buccellato, Advanced Biotherapy's CEO. "The State Institute of Transplantation and Artificial Organs is Russia's largest transplant center. It conducts more than 100 kidney transplants alone each year, in addition to heart, liver and lung transplants. It is now known that the body reacts to organ and cell transplantation in much the same way it reacts to an autoimmune disease. The Company maintains that treatment for organ transplant rejection can be similar to treatment for autoimmune diseases."

In a previous joint clinical investigation conducted at the Research Institute of Eye Diseases of the Russian Academy of Medical Sciences, positive results were obtained with the use of Advanced Biotherapy's investigational antibodies in patients suffering from corneal transplant rejection ("Treatment of Corneal Transplant Rejection in Humans with Anti-Interferon-Gamma Antibodies," Am. J. Ophthalmology 2002; 133:829-30). As reported, antibodies to interferon-gamma halted corneal transplant rejection in all patients that were treated.

The Company also recently performed investigational clinical testing at the Research Institute of Pediatric Hematology of Russia of its anti-interferon gamma antibody on several children with type I diabetes, an autoimmune disease. Results of this study, allowing all patients to lower their daily insulin dose, are scheduled to be presented in Berlin at the "8th International Workshop on Autoantibodies and Autoimmunity" in September.

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Mr. Buccellato further commented, "In the Institute's clinical investigations, the Company's first project will be to administer our investigational antibodies to gamma interferon and to tumor necrosis factor-alpha after transplant of insulin-producing pancreatic beta cells in type I diabetic patients."

Mr. Buccellato added, "We also find it quite encouraging that a number of noted U.S.-based biotechnology companies have, and continue, to conduct investigational clinical trials in Russia."

About Advanced Biotherapy

Advanced Biotherapy, Inc. is pioneering the development of new antibody therapies for treating severe and widespread autoimmune diseases. Its investigational therapies attack autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Core technology is protected under U.S. patents and patents pending for the exclusive use of a class of antibodies to the protein known as gamma interferon and to tumor necrosis factor-alpha for treating a range of diseases. The company is headquartered in Woodland Hills, California. www.advancedbiotherapy.com

Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

--------------------------
Contact:
     Advanced Biotherapy, Inc.
     Amy Buccellato, 818-883-6716
     www.advancedbiotherapy.com